Exhibit 99.1

Investor and Media Inquiries: David Pitts Argot Partners 212-600-1902	Eric Bjerkholt Sunesis Pharmaceuticals Inc. 650-266-3717

Sunesis Granted 180-Day Extension by NASDAQ to Regain Compliance with

Minimum Bid Price Rule

SOUTH SAN FRANCISCO, Calif., (September 29, 2010) – Sunesis Pharmaceuticals, Inc. (NASDAQ: SNSS) announced today that it received a letter, dated September 28, 2010, from The NASDAQ Stock Market notifying Sunesis that it has been granted an additional 180-day compliance period, or until March 28, 2011, to regain compliance with the $1.00 per share minimum bid price rule for continued listing on The NASDAQ Capital Market, as set forth in NASDAQ Listing Rule 5550(a)(2). The letter states that, pursuant to Listing Rule 5810(c)(3)(A), Sunesis is eligible for an additional compliance period because it meets all other NASDAQ Capital Market initial listing criteria set forth in Listing Rule 5505. The new compliance period is an extension of the initial 180-day period provided for in NASDAQ’s deficiency notice to Sunesis, dated March 31, 2010.

The NASDAQ letter does not impact Sunesis’ listing on The NASDAQ Capital Market at this time and Sunesis’ common stock will continue to trade under its current symbol “SNSS” during the additional 180-day compliance period.

Sunesis may regain listing compliance by maintaining a closing bid price of its common stock of at least $1.00 per share for a minimum of 10 consecutive business days at any time before March 28, 2011. If, pursuant to Listing Rule 5810(c)(3)(A), Sunesis meets the outlined requirements, NASDAQ will provide written confirmation to Sunesis that it complies with Listing Rule 5550(a)(2), unless NASDAQ exercises its discretion to extend this 10-day period pursuant to Listing Rule 5810(c)(3)(F). If Sunesis is not in compliance following the additional 180-day period, NASDAQ will notify Sunesis that its common stock is subject to delisting. At that time, Sunesis may appeal to a NASDAQ Hearings Panel (“NASDAQ Panel”), and Sunesis would remain listed pending such NASDAQ Panel’s decision following a hearing. Sunesis cannot provide any assurances that a NASDAQ Panel will allow Sunesis to remain listed in the event of any appeal.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company focused on the development and commercialization of new oncology therapeutics for the treatment of solid and hematologic cancers. Sunesis has built a highly experienced cancer drug development organization committed to advancing its lead product candidate, vosaroxin, in multiple indications to improve the lives of people with cancer. For additional information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com.

This press release contains forward-looking statements, including without limitation statements related to the continued listing of Sunesis’ common stock on The NASDAQ Capital Market and potential outcomes in the event of Sunesis’ continued non-compliance with the NASDAQ listing standards. Words such as “may,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis’ current expectations. Forward-looking statements involve risks and uncertainties. Sunesis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks associated with Sunesis’ failure to comply with the continued listing requirements of The NASDAQ Capital Market and the risk that Sunesis becomes subject to delisting proceedings by NASDAQ. These and other risk factors are discussed under “Risk Factors” and elsewhere in Sunesis’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS and the logo are trademarks of Sunesis Pharmaceuticals, Inc.